Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-254452) pertaining to the KLDiscovery Inc. 2019 Incentive Award Plan of our report dated March 16, 2023, with respect to the consolidated financial statements of KLDiscovery Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Tysons, Virginia

March 16, 2023